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                                                                      Exhibit 12

                                FEDEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                         Year Ended May 31,
                                                ---------------------------------------------------------------------
                                                    1996           1997          1998          1999           2000
                                                -----------      --------    -----------    -----------    ----------
                                                                     (In thousands, except ratios)
Earnings:
   Income before income taxes                    $  702,094      $425,865      $ 899,518     $1,061,064    $1,137,740
     Add back:
       Interest expense, net of
         capitalized interest                       109,249       110,080        135,696        110,590       121,173
       Amortization of debt
         issuance costs                               1,628         1,328          1,481          9,249         1,264
       Portion of rent expense
         representative of
         interest factor                            393,775       439,729        508,325        570,789       624,588
                                                 ----------      --------     ----------     ----------    ----------

Earnings as adjusted                             $1,206,746      $977,002     $1,545,020     $1,751,692    $1,884,765
                                                 ==========      ========     ==========     ==========    ==========
   Fixed Charges:
     Interest expense, net of
       capitalized interest                      $  109,249      $110,080     $  135,696     $  110,590    $  121,173
     Capitalized interest                            44,654        45,717         33,009         38,880        34,823
     Amortization of debt
       issuance costs                                 1,628         1,328          1,481          9,249         1,264
     Portion of rent expense
       representative of interest
       factor                                       393,775       439,729        508,325        570,789       624,588
                                                 ----------      --------     ----------     ----------    ----------

                                                 $  549,306      $596,854     $  678,511     $  729,508    $  781,848
                                                 ==========      ========     ==========     ==========    ==========

     Ratio of Earnings to Fixed
       Charges                                          2.2           1.6            2.3            2.4           2.4
                                                 ==========      ========     ==========     ==========    ==========

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